Exhibit 99.1

Press Release

Miller Corporate Center

For Immediate Release

AVERY DENNISON ANNOUNCES DEFINITIVE AGREEMENT TO SELL TWO BUSINESSES TO CCL INDUSTRIES

FOR $500 MILLION

PASADENA, Calif., January 30, 2013 — Avery Dennison Corporation (NYSE:AVY) today announced that it has signed a definitive agreement to sell its Office and Consumer Products (OCP) and Designed and Engineered Solutions (DES) businesses to CCL Industries Inc. (TSX:CCL.A)(TSX:CCL.B), a global leader in specialty packaging solutions, for $500 million in cash. The transaction is subject to customary closing conditions, adjustments and regulatory approvals, and is expected to be completed in mid-2013.

“This sale is consistent with our goal of maximizing the value of our businesses for Avery Dennison’s shareholders, and focusing on our industry-leading Pressure-sensitive Materials and Retail Branding and Information Solutions businesses,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer.  “CCL is one of our largest customers, and we have a long-standing relationship with them. We are pleased that they will become the steward of the Avery™ brand for office products and augment their specialty converting portfolio through this transaction.”

Avery Dennison intends to use the expected net sale proceeds of approximately $400 million to repurchase shares and make an additional pension contribution.

Avery Dennison’s Office and Consumer Products business is one of the world’s leading suppliers of printable media and other products, with 2012 sales of approximately $730 million and adjusted operating income of approximately $86 million. OCP results are reported as discontinued operations.

Avery Dennison Designed and Engineered Solutions manufactures custom pressure-sensitive labels and coated films for durable goods, electronics and specialty packaging.  The business unit’s 2012 sales were approximately $180 million, with adjusted operating income of approximately $19 million. DES results are currently reported in Other specialty converting businesses, but will be reclassified as discontinued operations as of the first quarter.

Combined 2012 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for OCP and DES was approximately $110 million.

J.P. Morgan Securities LLC advised Avery Dennison on the transaction.  Latham & Watkins served as Avery Dennison’s legal counsel.

Non-GAAP Financial Measures

Adjusted Operating Income for OCP and DES refers to operating income before interest, taxes, restructuring charges, general overhead allocations and transaction costs.

EBITDA for OCP and DES refers to adjusted operating income before depreciation and amortization.

These non-GAAP financial measures are not in accordance with, nor are they a substitute for, the comparable GAAP financial measures. Non-GAAP financial measures exclude the impact of certain events, activities or strategic decisions. The accounting effects of these events, activities or decisions, which are included in the comparable GAAP financial measures, may make it difficult to assess the transaction. By excluding certain accounting effects, both positive and negative, from these GAAP financial measures, we believe that we are providing meaningful supplemental information to facilitate an understanding of the transaction. While some of the items we exclude from GAAP financial measures may recur, they tend to be disparate in amount, frequency, and timing.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2012.  Learn more at www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against the Company and others following the announcement of the definitive agreement; (3) the inability to complete a transaction due to the failure to satisfy conditions to the transaction; and (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of announcing the transaction.

For a discussion of the risk factors that could affect the Company’s financial performance, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Form 10-K, filed on February 28, 2011, and subsequent quarterly reports on Form 10-Q.

The forward-looking statements included in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

The financial information presented in this press release is preliminary and unaudited.

Avery Dennison Contacts:

Media Relations:

David Frail (626) 304-2014 (o) and (626) 298-5902 (m)

david.frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com